EXHIBIT 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER 2015 RESULTS

ST. LOUIS, May 5, 2015 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the “Company”) today reported its operating results for the second quarter ended March 31, 2015 (Q2 2015).
The 2014 results are presented on a Continuing Operations – As Adjusted basis as described in previous releases. All references to Continuing Operations exclude Aclara Technologies LLC, which was divested on March 28, 2014. Aclara’s 2014 results are presented as Discontinued Operations.

EPS Summary

EPS from Continuing Operations for Q2 2015 was $0.33 per share, compared to Q2 2014 EPS from Continuing Operations – As Adjusted of $0.36 per share. The Q2 2014 GAAP EPS loss was ($1.26), reflecting the sale of Aclara in 2014.
Management previously provided Q2 2015 EPS guidance in the range of $0.27 to $0.32 per share, which anticipated a 34 percent tax rate. The actual Q2 2015 tax rate increased to 37.3 percent as described below, it negatively impacted the current quarter’s reported EPS by approximately ($0.02) per share.

Continuing Operations Highlights

•
Q2 2015 sales increased $4 million, or 3 percent to $129 million compared to $125 million in Q2 2014. Utility Solutions Group (USG, or Doble) sales increased $3 million (12 percent), Filtration sales increased slightly despite the previously described decrease in expected Space program sales at VACCO, and Test sales increased $1 million (3 percent) during the Quarter;

•
Q2 2015 gross margin percentage was consistent with Q2 2014 at 38 percent. Filtration margins increased significantly, which offset lower gross margins in Test and USG which were driven by variations in sales mix;

•	SG&A increased $1 million in Q2 2015, which includes incremental professional fees incurred to complete the ENOSERV acquisition, and additional international sales and marketing expenses at Doble;
•
The effective tax rate in Q2 2015 was 37.3 percent (versus the expected 34 percent) compared to 29.9 percent in Q2 2014. The Q2 2015 tax rate was unfavorably impacted by the timing and composition of pretax earnings generated domestically versus internationally, where foreign tax rates are lower than the U.S. rates. Compared to Q2 Guidance, the higher tax rate in Q2 2015 reduced EPS by ($0.02);

•	Q2 2015 Orders were $142 million (book-to-bill of 1.10x) resulting in an order backlog of $348 million at March 31, 2015, reflecting a $13 million increase during the quarter;
•
 Q2 2015 Filtration orders were $70 million (book-to-bill of 1.20x) and included additional orders from KAZ, and significant commercial aerospace (A-350, etc.) and Space orders at PTI and VACCO, respectively. Doble’s orders were $32 million (book-to-bill of 1.11x) and included additional services business in the Middle East and solid domestic product bookings. Test orders were $40 million (book-to-bill of 0.96x) and were more normalized after the large Q1 2015 orders;

•	YTD 2015 orders were $295 million (book-to-bill of 1.18x) reflecting a $45 million, or 15 percent, increase in backlog during the fiscal year;
•	Net debt at March 31, 2015 was $38 million ($35 million of cash and $73 million of borrowings) and reflects the cash flow impact of the ENOSERV acquisition and stock repurchases;
•	During Q2 2015, the Company returned $5.6 million to shareholders through dividends ($2.1 million) and share repurchases ($3.5 million, and 101,000 shares).

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “The Q2 2015 results came in better than previously expected, led by the continued strong performances from Filtration and Doble, as both groups exceeded their EBIT expectations during the Quarter. Despite some EPS headwind from the higher tax rate and Test’s lower than expected sales and profit, we beat our Q2 operating plan and continue to see more opportunities developing going forward. For the first six months of the year, we are ahead of our internal targets on EBIT, EPS, cash flow and orders, and I feel confident that we can achieve our goals for the balance of the year.
“Doble continued to outperform in Q2 as sales increased 12 percent and EBIT was better than expected. As a reminder, Doble’s Q2 2015 EBIT was impacted by the timing of their annual world-wide “Doble Client Conference” which was held in March this year, versus April last year, thereby impacting the quarterly SG&A cost profile. Attendance this year was at a record level, and the ENOSERV team’s participation was enthusiastically received by our customers. The positive feedback I received about ENOSERV’s product offerings and outstanding service further validated my excitement about the acquisition. We continue to gain momentum on Doble’s prospects in international markets as validated by the addition of the Marafiq Power win, as well as with its new products, services and software offerings.
“Filtration’s YTD EBIT is well ahead of expectations led by the strength of PTI’s commercial aerospace business. The public communications surrounding the growth in new OEM aircraft is creating an exciting outlook for the foreseeable future. As we entered the year, Filtration sales and EBIT were projected to be lower in the first half compared to last year, resulting from the previously communicated delays on the SLS program at VACCO and the KAZ program at TEQ. As we enter the back half of the year, we expect to see additional sales and EBIT momentum resulting from our substantial increase in entered orders and the conversion of these orders into profitable sales. We remain on track to meet or exceed our commitments in Filtration.
“The Test business came in lower than expected during the Quarter on both sales and EBIT due to continued timing issues as several projects were not completed as scheduled. We remain positive that we can catch-up on the majority of these projects during the course of the year. The $101 million in YTD orders clearly bodes well for our future and validates our global leadership position. We continue to work aggressively on the cost side of the business to ensure we are maximizing our EBIT opportunities.
 “As announced earlier, we completed the ENOSERV acquisition in January, which is complementary to Doble, and serves a growing utility market segment. We continue to review additional opportunities and we are confident we will be successful in adding to our existing portfolio. Acquisitions are key to supplementing our growth, and we will remain disciplined in this area to ensure we can generate an attractive return on these investments.
“During the first six months of the year, we continued to opportunistically repurchase our shares and we remain committed to our defined Capital Allocation Strategy.
“We continue to have a favorable view of our future and our goal remains the same – to increase long-term shareholder value.”

Discontinued Operations

The Company completed the Aclara divestiture on March 28, 2014 and used the proceeds to significantly pay down its outstanding debt. The results of operations for Aclara are reflected in the financial statements as Discontinued Operations. The Company and the buyer have not yet reached agreement on the final working capital adjustment, and as a result, the Company recorded $0.4 million of after-tax costs, or ($0.01) per share, in Q2 2015 for professional fees incurred. The process is expected to be resolved through independent arbitration prior to the end of FY 2015.

Share Repurchase

During the six months ended March 31, 2015, the Company spent $9.9 million to repurchase 283,000 of its outstanding shares on the open market. The Company’s current share repurchase authorization extends through September 30, 2015.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 16, 2015 to stockholders of record on July 2, 2015.

Business Outlook – Fiscal Year 2015 (and 3 Year)

Management’s expectations for the balance of 2015 are consistent with the guidance presented in the February 9, 2015 release.
Management expects the remainder of 2015 revenues and EPS to reflect a profile similar to 2014, including EPS being more second half weighted.
Q3 2015 EPS is expected to be in the range of $0.38 to $0.42 per share, and reflects an expected tax rate of 34 percent. The Q3 2014 EPS as adjusted was $0.44, and was favorably impacted by an effective tax rate of 24 percent, which resulted from discrete tax benefits recognized in the prior year Quarter.
Q3 2015 sales are expected to increase approximately five percent, and EBIT dollars are expected to increase approximately 10 percent over Q3 2014, led by strong year-over-year comparisons in Filtration and at Doble.
In April 2015, Management conducted its regular mid-year planning meetings at each of the operating segments and reviewed the updated financial plans for the Company. Management continues to see solid, tangible growth opportunities in sales, EBIT, and EPS across each of the business segments consistent with the three-year expectations communicated in the Company’s September 9, 2014 Analyst Day Presentation (included on the Company’s website).

Conference Call

The Company will host a conference call today, May 5, at 4:00 p.m. Central Time, to discuss the Company’s second quarter 2015 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 39347417).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected 2015 and beyond revenue and sales growth, EBIT, corporate costs, the timing of Test projects, effective tax rates, EPS, the Company’s ability to increase shareholder value, the success of acquisition efforts, the success of new products and solutions, the size, number and timing of growth opportunities in the future, the specific actions initiated as a result of the Capital Allocation Strategy including but not limited to the declaration of dividends and share repurchases, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations.
The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of selected acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of profit improvement initiatives and restructuring activities.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” as GAAP EPS less the Filtration segment restructuring charges (representing $0.01 per share during the second quarter of 2014). EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. In addition, the Company provides diagnostic instruments, services and the world’s premier library of statistically significant apparatus test results for the benefit of energy generation, transmission, and delivery companies and industrial power users worldwide. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.
- tables attached –

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Net Sales	128,941	124,762

Cost and Expenses:
Cost of sales	80,140	77,436
Selling, general and administrative expenses	32,931	31,818
Amortization of intangible assets	2,220	1,679
Interest expense	213	654
Other (income) expenses, net	(354)	(39)
Total costs and expenses	115,150	111,548

Earnings before income taxes	13,791	13,214
Income taxes	5,144	3,950

Net earnings from continuing operations	8,647	9,264

(Loss) earnings from discontinued operations, net of tax
(benefit) expense of $(201) and $4,407, respectively	(372)	7,501
Loss on sale of discontinued operations, net of tax
benefit of $9,499	-	(50,442)
Net loss from discontinued operations	(372)	(42,941)

Net earnings	$8,275	(33,677)

Earnings per share:
Diluted - GAAP
Continuing operations	0.33	0.35
Discontinued operations	(0.01)	(1.61)
Net earnings	$0.32	(1.26)

Diluted - As Adjusted Basis
Continuing operations	$0.33	0.36	(1)

Average common shares O/S:
Diluted	26,179	26,713

(1)	Adjusted basis includes $0.3 million (or $0.01 per share) of add back adjustments for restructuring charges incurred at Crissair during the second quarter of fiscal 2014.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2015	Six Months Ended March 31, 2014

Net Sales	249,488	249,212
Cost and Expenses:
Cost of sales	150,560	151,717
Selling, general and administrative expenses	66,435	65,690
Amortization of intangible assets	4,093	3,365
Interest expense	408	1,346
Other (income) expenses, net	(575)	140
Total costs and expenses	220,921	222,258

Earnings before income taxes	28,567	26,954
Income taxes	9,092	8,858

Net earnings from continuing operations	19,475	18,096

(Loss) earnings from discontinued operations, net of tax
(benefit) expense of $(201) and $5,713, respectively	(372)	9,858
Loss on sale of discontinued operations, net of tax
benefit of $9,499	-	(50,442)
Net loss from discontinued operations	(372)	(40,584)

Net earnings	$19,103	(22,488)

Earnings per share:
Diluted - GAAP
Continuing operations	0.74	0.68
Discontinued operations	(0.01)	(1.52)
Net earnings	$0.73	(0.84)

Diluted - As Adjusted Basis
Continuing operations	$0.74	0.70 (1)

Average common shares O/S:
Diluted	26,302	26,749

(1)	Adjusted basis includes $0.5 million (or $0.02 per share) of add back adjustments for restructuring charges incurred at Crissair during the first six months of fiscal 2014.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31, GAAP		Adjustments			Three Months Ended March 31, As Adjusted
	2015	2014	2015	2014		2015	2014
Net Sales
Filtration	$58,428	58,397				58,428	58,397
Test	42,084	41,025				42,084	41,025
Utility Solutions Group	28,429	25,340				28,429	25,340
Totals	$128,941	124,762	0	0		128,941	124,762

EBIT
Filtration	$12,051	10,100		306	(1)	12,051	10,406
Test	3,467	3,533				3,467	3,533
Utility Solutions Group	4,855	5,518				4,855	5,518
Corporate	(6,369)	(5,283)				(6,369)	(5,283)
Consolidated EBIT	14,004	13,868	0	306		14,004	14,174
Less: Interest expense	(213)	(654)				(213)	(654)
Less: Income tax expense	(5,144)	(3,950)				(5,144)	(3,950)
Net earnings from
Continuing Operations	$8,647	9,264	0	306		8,647	9,570

Note:	The above table is presented on a continuing operations basis.
Note:	Depreciation and amortization expense was $4.6 million and $4.1 million for the quarters ended March 31, 2015 and 2014, respectively.

(1)	Includes $0.3 million (or $0.01 per share) of restructuring charges at Crissair during the second quarter of fiscal 2014.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	Six Months Ended March 31, GAAP		Adjustments			Six Months Ended March 31, As Adjusted
	2015	2014	2015	2014		2015	2014
Net Sales
Filtration	$105,940	113,875				105,940	113,875
Test	81,504	80,503				81,504	80,503
Utility Solutions Group	62,044	54,834				62,044	54,834
Totals	$249,488	249,212	0	0		249,488	249,212

EBIT
Filtration	$19,127	19,584		507	(1)	19,127	20,091
Test	7,262	7,108				7,262	7,108
Utility Solutions Group	14,833	13,165				14,833	13,165
Corporate	(12,247)	(11,557)				(12,247)	(11,557)
Consolidated EBIT	28,975	28,300	0	507		28,975	28,807
Less: Interest expense	(408)	(1,346)				(408)	(1,346)
Less: Income tax expense	(9,092)	(8,858)				(9,092)	(8,858)
Net earnings from
Continuing Operations	$19,475	18,096	0	507		19,475	18,603

Note:	The above table is presented on a continuing operations basis.
Note:	Depreciation and amortization expense was $8.9 million and $8.1 million for the six-month periods ended March 31, 2015 and 2014, respectively.

(1)	Includes $0.5 million (or $0.02 per share) of restructuring charges at Crissair during the first six months of fiscal 2014.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2015	September 30, 2014

Assets
Cash and cash equivalents	$34,719	35,131
Accounts receivable, net	95,334	105,449
Costs and estimated earnings on
long-term contracts	23,030	27,798
Inventories	107,550	94,292
Current portion of deferred tax assets	19,097	19,946
Other current assets	12,330	13,337
Total current assets	292,060	295,953
Property, plant and equipment, net	77,682	76,465
Intangible assets, net	191,638	182,063
Goodwill	290,784	282,337
Other assets	9,020	9,088
	$861,184	845,906

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	27,706	40,328
Current portion of deferred revenue	21,444	19,895
Other current liabilities	59,159	66,877
Total current liabilities	128,309	147,100
Deferred tax liabilities	76,929	77,440
Other liabilities	20,998	21,195
Long-term debt	53,000	20,000
Shareholders' equity	581,948	580,171
	$861,184	845,906

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Six Months Ended March 31, 2015
Cash flows from operating activities:
Net earnings	$19,103
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Net loss from discontinued operations, net of tax	372
Depreciation and amortization	8,898
Stock compensation expense	2,569
Changes in current assets and liabilities	(16,140)
Change in deferred revenue and costs, net	689
Other	1,368
Net cash provided by operating activities - continuing operations	16,859
Net cash used by operating activities - discontinued operations	(372)
Net cash provided by operating activities	16,487

Cash flows from investing activities:
Acquisition of business	(20,500)
Capital expenditures	(7,606)
Additions to capitalized software	(3,034)
Net cash used by investing activities	(31,140)

Cash flows from financing activities:
Proceeds from long-term debt	77,000
Principal payments on long-term debt	(44,000)
Dividends paid	(4,195)
Purchases of common stock into treasury	(9,882)
Other	(338)
Net cash provided by financing activities	18,585

Effect of exchange rate changes on cash and cash equivalents	(4,344)

Net decrease in cash and cash equivalents	(412)
Cash and cash equivalents, beginning of period	35,131
Cash and cash equivalents, end of period	$34,719

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q2 FY 2015	USG	Test	Filtration	Total
Beginning Backlog - 1/1/15	$27,268	111,690	195,621	334,579
Entered Orders	31,697	40,350	70,330	142,377
Sales	(28,429)	(42,084)	(58,428)	(128,941)
Ending Backlog - 3/31/15	$30,536	109,956	207,523	348,015

Backlog And Entered Orders - YTD Q2 FY 2015	USG	Test	Filtration	Total
Beginning Backlog - 10/1/14	$33,093	90,739	179,063	302,895
Entered Orders	59,487	100,721	134,400	294,608
Sales	(62,044)	(81,504)	(105,940)	(249,488)
Ending Backlog - 3/31/15	$30,536	109,956	207,523	348,015